As filed with the Securities and Exchange Commission on January 16, 1996



                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     Date of Report:     January 16, 1996



                   ALANCO ENVIRONMENTAL RESOURCES CORPORATION
             (Exact name of Registrant as specified in its charter)

ARIZONA                                      86-0220694
(State of Incorporation)                (I.R.S. Employer ID No.)

      4110 N. Scottsdale Road, Suite 200, Scottsdale, Arizona 85251
                         (Address of Principal Offices)


                                 Norman E. Meyer
                   Alanco Environmental Resources Corporation
                       4110 N. Scottsdale Road, Suite 200
                              Scottsdale, AZ 85251
                    (Name and address of Agent for Service)

     (602) 874-0448
     (Telephone number, including area code of Agent for Service)
ITEM 5.  OTHER MATTERS.


On January 16, 1996, the Registrant mailed a definitive Proxy Statement for a Special Meeting of the Registrant's shareholders to be held at the Aladdin Hotel, 3667 Las Vegas Boulevard South, Las Vegas, Nevada, on February 17, 1996, at 10:00 a.m., Pacific Standard Time.

On December 16, 1995, the Registrant held its 1995 Annual Meeting in Scottsdale, Arizona. For said Meeting the Board of Directors had proposed an eleven (11) member Board of Directors to be elected. At the Meeting a motion was made from the floor to reduce the number of directors to five members. The motion to reduce the Board of Directors to be elected to five (5) members failed to achieve a majority. Management holding Proxies representing approximately fifty percent (50%) of the shares entitled to vote abstained from the vote on the motion upon the instructions of the Board of Directors. Subsequent to the vote upon the motion, Lyons Capital Partners, L.P., a holder of greater than ten percent (10%) of the number of outstanding shares of the Registrant's common stock tendered written demand for a Special Meeting of the Shareholders for the purpose of electing a total of five directors to be held as soon as legally possible. The eleven nominees for Director were then elected by the Shareholders.

On January 4, 1996, the newly elected Board of Directors met by telephone conference call and set the record date for the demanded Special Meeting (December 28, 1995), the meeting date (February 17, 1996) and meeting place.
The Board set the number of directors to be elected at five (5) and nominated Bud Carpenter, Steve Davis, Bradley Gordon, Norman Meyer and Dennis Schlegel for these positions.

On January 10, 1996, the Registrant received a written request for inclusion of a Shareholders Proposal for the Special Meeting from Mr. Jones and Mr. Van Oosterhout purporting to comply with SEC Rule 14a-8. The Shareholders Proposal is that the Board of Directors shall consist of seven members and has nominated Peter Van Oosterhout, Kevin L. Jones, Bud Carpenter, Larry Nelson, Dennis Schlegel, Norman Meyer and Bradley Gordon for the seven positions. Mr. Van Oosterhout, Mr. Jones and Mr. Nelson are currently members of the Board of Directors, however they were not nominated by the Board to stand for election.

The Registrant has elected to include the Shareholders Proposal and its Supporting Statement, in the Proxy Statement mailed to shareholders on January 16, 1996.